1. Name and Address of Reporting Person
   Sovey, William P.
   97 Hird Lane
   Cottage 493
   Sea Island, GA 31561
2. Issuer Name and Ticker or Trading Symbol
   Newell Rubbermaid Inc. (NWL)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   6/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       06/21/2002 M             25078       A      $19.9375                    D
Common Stock                       06/21/2002 M             4922        A      $19.9375                    D
Common Stock                       06/21/2002 M             -25078      D      $33.9501                    D
Common Stock                       06/21/2002 J <F1>        2036        A      $34.0100   336712           D
Common Stock                                                                              7508.7214        I           401 (k) Plan

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Option  (Right $19.8125                                             11/08/2010 Common                      50000    D
to Buy)                                                                        Stock
Option  (Right $19.9375 06/21/2002 M               25078            07/31/2002 Common  25078    $34.0100            D
to Buy)                                                                        Stock
Option  (Right $19.9375 06/21/2002 M               4922             07/31/2002 Common  4922     $34.0100   0        D
to Buy)                                                                        Stock
Option  (Right $26                                                  02/04/2006 Common                      35000    D
to Buy)                                                                        Stock
Option  (Right $35.34                                               05/09/2012 Common                      2000     D
to Buy)                                                                        Stock
Option  (Right $35.5                                                05/07/2007 Common                      23600    D
to Buy)                                                                        Stock
Option  (Right $42.5                                                01/01/2008 Common                      10000    D
to Buy)                                                                        Stock

Explanation of Responses:

<F1>
Stock Swap, Cert #CN65743 for 36384 shares. Shares required = 2886 Shares gained= 2036

SIGNATURE OF REPORTING PERSON
/s/ William P. Sovey

DATE
06/25/2002